As filed with the Securities and Exchange Commission on June 19, 2009
     Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LDK Solar Co., Ltd.
(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
High-Tech Industrial Park, Xinyu City
Jiangxi Province 338032, People’s Republic of China
(86) 790 686-0171
(Address and telephone number of registrant’s principal executive office)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor, New York, New York 10017
212-750-6474
(Name, address, and telephone number for agent of service)

Copies to:
Huanting Timothy Li, Esq.
Sidley Austin LLP
Level 39, Two International Finance Centre
8 Finance Street, Central, Hong Kong
(852) 2509-7888

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, subject to market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class	Proposed maximum aggregate
of securities to be registered(1)	offering price(3)(4)	Amount of registration fee(4)
Ordinary shares, par value $0.01 per share(2)	—	—
Preferred shares	—	—
Debt securities	—	—
Guarantees of debt securities	—	—
Warrants, options or other rights	—	—
Stock Purchase Contracts	—	—
Equity-linked securities	—	—
Total	$200,000,000	$11,160

(1)	Includes (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public and (ii) securities that may be purchased by the underwriters pursuant to an over-allotment option. These securities are not being registered for the purposes of sales outside the United States.

(2)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been or will be registered under a separate registration statement on Form F-6 (Registration No. 333-142899), as amended. Each American depositary share represents one ordinary share.

(3)	The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II. C. of Form F-3 under the Securities Act of 1933, as amended.

(4)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

PROSPECTUS

LDK Solar Co., Ltd.

Ordinary Shares
Preferred Shares
Debt Securities
Guarantees of Debt Securities
Warrants, Options or other Rights
Stock Purchase Contracts
Equity-linked Securities

     We may offer and sell ordinary shares, preferred shares, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts or equity-linked securities in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The preferred shares, debt securities, warrants, options or other rights, stock purchase contracts and equity-linked securities may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, American depositary shares, or ADSs, representing our ordinary shares, or our other securities. Our ADSs are listed on the New York Stock Exchange under the symbol “LDK.” Each ADS represents one ordinary share, par value $0.10 each. In addition, this prospectus may be used to offer securities for the account of persons other than us.
     This prospectus provides you with a general description of the securities that may be offered. Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus and the applicable prospectus supplement, before you invest in any of our securities.

     Investing in our securities involves risks. You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference before investing in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, including any prospectus supplement, free writing prospectus and documents incorporated by reference. Any representation to the contrary is a criminal offense.

     We or any selling security holder may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution” in this prospectus for additional information. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is June 19, 2009.

     You should read this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You can Find Additional Information about Us” and “Incorporation of Documents by Reference” in this prospectus.
     This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holder sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before you invest in any securities, you should carefully read both this prospectus and any supplement, together with the additional information described in the sections entitled “Where You can Find Additional Information about Us” and “Incorporation of Documents by Reference” in this prospectus.
     You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
     We incorporate by reference the documents listed below:
•	our annual report on Form 20-F for the fiscal year ended December 31, 2008 filed with the SEC on May 22, 2009;

•	our report on Form 6-K with respect to our amended consolidated financial statements as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008, adjusted to give effect to the retrospective application of the relevant provisions of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), or APB 14-1, filed with the SEC on June 19, 2009;

•	the unaudited financial information for the first quarter ended March 31, 2009 contained in our report on Form 6-K filed with the SEC on May 22, 2009; and

•	all our future annual reports on Form 20-F, and our reports on Form 6-K or a portion of such reports that we indicate are incorporated by reference into this prospectus, until all of the securities offered by this prospectus are sold.
     We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we referred to above which we have incorporated in this prospectus by reference, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to LDK Solar Co., Ltd., High-Tech Industrial Park, Xinyu City, Jiangxi Province 338032, People’s Republic of China, Attn: Company Secretary, Tel. No. +(86) 790 686-0171.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
     This prospectus, any accompanying prospectus supplement and the information incorporated by reference may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.
     Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.
     This prospectus also contains or incorporates by reference data related to the general solar wafer industry and the solar power markets in several countries, including China. This industry and market data, including those from independent third-party sources, includes projections that are based on a number of assumptions. The general solar wafer industry and solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the industry and market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

RISK FACTORS
     You should read the risks and uncertainties set forth in the section entitled “Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated by reference in this prospectus, and the “Risk Factors” section in any relevant prospectus supplement, before investing in any securities that may be offered pursuant to this prospectus.

OUR COMPANY
     We are a leading manufacturer of multicrystalline solar wafers. Solar wafers are the principal raw material used to produce solar cells, which are devices capable of converting sunlight into electricity. We sell multicrystalline wafers globally to manufacturers of PV products, including solar cells and solar modules. We produce and sell multicrystalline solar wafers between 180 and 220 microns in thickness. In addition, we provide wafer processing services to monocrystalline and multicrystalline solar cell and module manufacturers.
     Since August 2007, we have been constructing our polysilicon production plant located near our current solar wafer manufacturing facilities in Xinyu city of Jiangxi province in China. Our polysilicon production plant consists of two factories, one with an estimated annual installed polysilicon production capacity of 15,000 metric tons and the other with an estimated annual installed polysilicon production capacity of 1,000 metric tons. Polysilicon produced at our plant will be used primarily for the manufacture of our solar wafers.
     In June 2007, we completed the initial public offering of our ADSs and listed our ADSs on the New York Stock Exchange. We are currently majority-owned by Mr. Xiaofeng Peng, chairman of our board of directors and our chief executive officer. As a result, Mr. Peng maintains, as he has since our inception, effective control over our business and corporate matters that require shareholders’ approval.
     Our principal executive offices are located at Hi-Tech Industrial Park, Xinyu city, Jiangxi province 338032, People’s Republic of China, and our telephone number is (86 790) 686-0171. Our website is www.ldksolar.com. Information contained on our website is not a part of this prospectus.

USE OF PROCEEDS
     We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of (loss) earnings before income taxes, plus fixed charges, reduced by the amount of capitalized interest. Fixed charges consist of interest expense, whether expensed or capitalized, and amortization of discount on exchangeable notes and amortization of debt issuance costs and debt discount of convertible senior notes.

					Three
	Period from				months
	July 5 to				ended
	December 31,	Year ended December 31,			March 31,
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	—	5.1	15.2	2.1	—
Deficiency of earnings available to cover fixed charges	—	—	—	—	$33,695,000
     We computed the ratio of earnings to fixed charges on the basis of our historical consolidated financial statements for each of the respective periods specified, after giving effect to the retrospective application of the relevant provisions of APB 14-1 to our consolidated financial statements as of, and for the year ended, December 31, 2008, as contained in our report on Form 6-K filed with the SEC on June 19, 2009.
     There was a deficiency of earnings available to cover fixed charges for three months ended March 31, 2009 because we incurred net loss in the period.

DESCRIPTION OF SECURITIES
     We may issue from time to time, in one or more offerings, the following securities:
•	ordinary shares, including ordinary shares represented by ADSs;

•	preferred shares;

•	debt securities;

•	guarantees of debt securities;

•	warrants, options or other rights;

•	stock purchase contracts; and

•	equity-linked securities.
     We will set forth in the applicable prospectus supplement a description of our ordinary shares (including ordinary shares represented by ADSs), preferred shares, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts and equity-linked securities that may be offered under this prospectus. We will also provide a description of the terms of the offering of securities, the initial offering price and the net proceeds to us and/or any selling security holder in the prospectus supplement relating to such offer. The supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus, information incorporated by reference in this prospectus and any supplement before you invest in any of our securities.
Ordinary Shares and Ordinary Shares Represented by ADSs
     We may issue our ordinary shares represented by ADSs or other securities convertible into or exercisable or exchangeable for our ordinary shares represented by ADSs. We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Cayman Islands companies law.
     Meetings
     Subject to the regulatory requirements applicable to us, we will call an annual general meeting and any extraordinary general meeting by not less than 10 clear days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our fourth amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person.
     Notwithstanding that a meeting is called by shorter notice than that mentioned above, subject to applicable regulatory requirements, the meeting will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of our issued shares giving that right.
     Voting rights
     Each of our ordinary shares is entitled to one vote on all matters upon which our ordinary shares are entitled to vote. Voting at any meeting of our shareholders is by show of hands unless (before or on the declaration of the result of the show of hands or on withdrawal of any other demand for a poll) a poll is demanded as described in our fourth amended and restated articles of association. A poll may be demanded by:
•	the chairman of the meeting;
•	at least three shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy for the time being entitled to vote at the meeting;
•	any shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and representing not less than one-tenth of the total voting rights of all the shareholders having the right to vote at the meeting; or
•	a shareholder or shareholders present in person or, in the case of a shareholder being a corporation, by its duly authorized representative, or by proxy and holding not less than one-tenth of the issued share capital of our voting shares.

     A quorum required for a meeting of our shareholders consists of at least two shareholders holding at least one-third in nominal value of our total issued voting shares present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.
     An ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to our ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to our ordinary shares. A special resolution is required for important matters such as a change of name or an amendment to our fourth amended and restated memorandum or fourth amended and restated articles of association. Holders of our ordinary shares may effect certain changes by an ordinary resolution, including alteration of the amount of our authorized share capital, consolidation and division of all or any of our share capital into shares of larger or smaller amount than our existing share capital, and cancel any unissued shares.
     If a recognized clearing house, depositary or its nominee is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant thereto is entitled to exercise the same powers on behalf of the recognized clearing house, depositary or its nominee as if such person was the registered holder of our shares held by that clearing house, depositary or its nominee, including the right to vote individually on a show of hands.
     Protection of minority shareholders
     The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint one or more inspectors to examine our affairs and to report thereon in a manner as the Grand Court shall direct.
     Any shareholder may petition the Grand Court of the Cayman Islands that may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.
     Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our fourth amended and restated memorandum and articles of association.
     The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.
     Dividends
     Subject to the Cayman Islands companies law, our board of directors may from time to time declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Cayman Islands companies law.
     Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.
     Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment. Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise. No dividend or other money payable by us on or in respect of any share will bear interest against us.
     In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our board so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

     Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.
     All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of us until claimed. Any dividend or bonuses unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.
     Whenever our directors or our shareholders in a general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue certificates in respect of fractions of Shares, ignore fractional entitlement or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.
     Transfer of shares
     Subject to the restrictions contained in our fourth amended and restated articles of association, as more fully described below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or by any other form approved by our board of directors or in a form prescribed by a designated stock exchange.
     Our board of directors may, in its absolute discretion, and without giving any reason, decline to register a transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:
•	the instrument of transfer is lodged with us, accompanied by the relevant certificate for the ordinary shares and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•	the instrument of transfer is in respect of only one class of ordinary shares;
•	the instrument of transfer is properly stamped, if applicable;
•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or
•	a fee of such maximum sum as a designated stock exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us.
     There is presently no legal requirement under Cayman Islands law for instruments of transfer relating to our ordinary shares to be stamped. In addition, our board of directors has no present intention to charge any fee in connection with the registration of a transfer of our ordinary shares.
     If our directors refuse to register a transfer, they must, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, upon prior notice given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, but we may not suspend the registration of transfers nor close the register for more than 30 days in any year.
     Liquidation
     Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.
     If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of a special resolution (requiring a majority of not less than two-thirds of votes cast at a shareholders meeting) and any other sanction required by the Cayman Islands companies law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.
     Alteration of capital
     We may from time to time by ordinary resolution:
•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;
•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our fourth amended and restated memorandum of association, subject nevertheless to the Cayman Islands companies law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preference or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and
•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting as the directors may determine.
     We may, by special resolution (requiring a majority of not less than three-quarters of votes cast at a shareholders meeting), subject to any confirmation or consent required by the Cayman Islands companies law, reduce our share capital or any capital redemption reserve in any manner authorized by law.
     Calls on shares and forfeiture of shares
     Our fourth amended and restated articles of association permit us to issue our shares, including ordinary shares, nil paid and partially paid provided that no share is issued at a discount. This permits us to issue shares where the payment for such shares has yet to be received. Although our fourth amended and restated articles of association give us the flexibility to issue nil paid and partly paid shares, our board of directors has no present intention to do so. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.
     Redemption of shares
     Subject to the provisions of the Cayman Islands companies law, the rules of the designated stock exchange, our fourth amended and restated memorandum and articles of association and any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors. Our currently outstanding ordinary shares and those to be issued in this offering will not be subject to redemption at the option of the holders or our board of directors.
     Variations of rights of shares
     All or any of the special rights attached to any class of our shares may, subject to the provisions of the Cayman Islands companies law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
     Inspection of register of members
     Pursuant to our fourth amended and restated articles of association, our register of members and branch register of members shall be open for inspection, unless the register is closed in accordance with our fourth amended and restated articles of association:
•	by shareholders for such times and on such days as our board of directors may determine, without charge, at our registered office or such other place where we keep our register in accordance with the Cayman Islands companies law, or
•	by any other person, upon a maximum payment of $2.50 or such other sum specified by our board of directors, at our registered office or such other place where we keep our register in accordance with the Cayman Islands companies law, or if appropriate, upon a maximum payment of $1.00 or such other sum specified by our board of directors at the registration office.
     Designations and classes of shares
     All of our issued shares are ordinary shares. Our fourth amended and restated articles of association provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board of directors may in its absolute discretion determine. In particular, our board of directors is empowered to authorize from time to time the issuance of one or more classes or series of preferred shares and to fix their designations, powers, and preferences, as well as their relative, participating, optional and other rights, if any, and their qualifications, limitations and restrictions, if any, including the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series.
     Anti-takeover provisions
     Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred, removal of directors only for cause and provisions that restrict the right of shareholders to call meetings, act by written consent and submit shareholder proposals.
     Share repurchase
     We are empowered by the Cayman Islands companies law and our fourth amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Cayman Islands companies law, our fourth amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the New York Stock Exchange, the SEC or by any other recognized stock exchange on which our securities may be listed.
     Untraceable shareholders
     We are entitled to sell any shares of a shareholder who is untraceable, provided that:
•	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;
•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and
•	we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the stock exchange on which we list has been notified of such intention.
     The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.
American Depositary Shares
     JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs representing our ordinary shares or ADSs with respect to which any series of our debt securities may be convertible, exercisable or exchangeable. Each ADS represents the ownership interest in one ordinary share which we deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and each ADR holder. Each ADS will also represent any securities, cash or other property deposited with the depositary that have not been distributed directly to the ADR holders. Unless specifically requested by you as an ADS owner, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you that reflect your ownership interest in such ADSs.
     The depositary’s office is located at 4 New York Plaza, New York, New York 10004.
     You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
     Because the depositary’s nominee will actually be the registered owner of the ordinary shares underlying your ADSs, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.
     The following is a summary of the material terms of the deposit agreement, as supplemented. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement, including the form of ADR, which contains the terms of the ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement on Form F-6 (File No. 333-142899) we filed with the SEC in June 2007. You may also obtain a copy of the deposit agreement as described under “Where You Can Find Additional Information about Us.”

     Share Dividends and Other Distributions
     How will I receive dividends and other distributions on the shares underlying my ADSs?
     We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.
     Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:
     •       Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
     •       Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
     •       Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may (i) sell such rights if practicable and distribute the net proceeds as cash; or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.
     •       Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
     If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.
     Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.
     The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.
     There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.
     Deposit, Withdrawal and Cancellation
     How does the depositary issue ADSs?
     The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued upon the conversion of notes, if any, we will arrange with the underwriters named in the offering memorandum for the notes to deposit such shares.
     Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

     The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with this offering) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities” in this prospectus.
     Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.
     How do ADR holders cancel an ADS and obtain deposited securities?
     When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of ADSs within the depositary’s direct registration system, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.
     The depositary may only restrict the withdrawal of deposited securities in connection with:
     •       temporary delays caused by the closing of our transfer books or those of the depositary, the deposit of shares in connection with voting at our shareholders’ meeting or the payment of dividends;
     •       the payment of fees, taxes and similar charges; or
     •       compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.
     This right of withdrawal may not be limited by any other provision of the deposit agreement.
     Record Dates
     The depositary may fix record dates for the determination of the ADR holders who will be:
     •       entitled to receive dividends, distributions or rights,
     •       entitled to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,
     •       obligated to pay fees assessed by the depositary for administration of the ADR program and for any expenses as provided for in the deposit agreement, or
     •       entitled to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.
     Voting Rights
     How do I vote?
     If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares that underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholders meeting or solicitation of consents or proxies. This notice will provide such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares that underlie your ADSs. It will also include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as practical, subject to the provisions of or governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

     There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, whether you hold your ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
     Reports and Other Communications
     Will I be able to view our reports?
     The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.
     Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them or, at its option, English translations or summaries of them to ADR holders.
     Fees and Expenses
     What fees and expenses will I be responsible for paying?
     ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.
     The following additional charges will be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:
     •       to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated ADRs or ADRs in the depositary’s direct registration system;
     •       a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;
     •       a fee of $0.02 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee will be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and will be payable in the manner described in the next succeeding provision);
     •       any other charge payable by the depositary, any of the depositary’s agents, including the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge will be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and will be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);
     •       a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;
     •       stock transfer or other taxes and other governmental charges;
     •       cable, telex and facsimile transmission and delivery charges incurred at your request;
     •       transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;
     •       expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and
     •       such fees and expenses as incurred by the depositary (including, without limitation, expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.
     We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

     Payment of Taxes
     ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.
     By holding an ADR or an interest therein, you are agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, your ADSs.
     Reclassifications, Recapitalizations and Mergers
     If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:
•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.
     If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.
     Amendment and Termination
     How may the deposit agreement be amended?
     We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment to or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities.
     How may the deposit agreement be terminated?
     The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be:
•	to deliver deposited securities to ADR holders who surrender their ADRs, and

•	to hold or sell distributions received on deposited securities.
     As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities that remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary will have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.
     Limitations on Obligations and Liability to ADR Holders
     Limits on our obligations and the obligations of the depositary; limits on liability to holders of ADSs

     Prior to the issuance, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:
     •       payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;
     •       the production of proof satisfactory to the depositary and its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
     •       compliance with such regulations as the depositary may establish consistent with the deposit agreement.
     The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:
     •       present or future law, rule or regulation of the United States, China, the Cayman Islands or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agent’s control will prevent, delay or subject to any civil or criminal penalty any act that the deposit agreement or the ADRs provide should be done or performed by us, the depositary or our respective agents (including voting);
     •       the depositary or its agents exercise or fail to exercise discretion under the deposit agreement or the ADRs;
     •       the depositary or its agents perform their obligations without gross negligence or bad faith;
     •       the depositary or its agents take any action or refrain from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or
     •       the depositary or its agents rely upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents will only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs that, in our opinion, may involve us in expense or liability if indemnity to our satisfaction against all expenses (including fees and disbursements of counsel) and liabilities is furnished to us as often as we may require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on their behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.
     As disclosed previously, the depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.
     The depositary may own and deal in deposited securities and in ADSs.
     Disclosure of Interest in ADSs
     To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.
     Requirements for Depositary Actions
     We, the depositary or the custodian may refuse to:
     •       issue, register or transfer an ADR or ADRs;

     •       effect a split-up or combination of ADRs;
     •       deliver distributions on any ADRs; or
     •       permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise);
     until the following conditions have been met:
     •       the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;
     •       the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and
     •       the holder has complied with such regulations as the depositary may establish under the deposit agreement.
     The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.
     Books of Depositary
     The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register will include the depositary’s direct registration system. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time when deemed expedient by the depositary.
     The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time to the extent not prohibited by law.
     Pre-release of ADSs
     The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares) in compliance with the deposit agreement. This is called a pre-release of ADSs. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:
     •       the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and
     •       each recipient of pre-released ADSs agrees in writing that he or she:
     •       owns the underlying shares,
     •       assigns all rights in such shares to the depositary,
     •       holds such shares for the account of the depositary, and
     •       will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.
     In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.
     Appointment
     In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:
     •       be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
     •       appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

     Restricted ADSs
     In order to enable the deposit of restricted ordinary shares, or restricted shares, in the event of a conversion of notes by holders that are not, and have not been during the three months immediately preceding such conversion, our affiliate within the meaning of Rule 144 under the Securities Act, or non-affiliated holders, prior to the earlier of (i) the effective date of the shelf registration statement or (ii) the date when such non-affiliated holders are able to sell their notes immediately without any volume limitation under Rule 144, we and the depositary have agreed to create and to provide for the issuance of restricted ADSs representing the restricted shares, or restricted ADSs, in accordance with the terms of a supplemental agreement to the deposit agreement. The restricted ADSs, if issued, will be issued in book-entry form on the books of the depositary, which means that they will not be eligible for DTC or any other form of book-entry settlement, holding or transfer. At such time as the restricted shares cease to be so restricted, and the depositary has received an opinion of counsel in form and substance acceptable to it and the applicable provisions of the deposit agreement and supplement thereto have been complied with and the depositary has received unrestricted shares at its custodian, such restricted ADSs may be cancelled and our shares represented thereby may be deposited under the deposit agreement.
     The books of the depositary that reflect the restricted ADSs will reflect that such restricted ADSs are endorsed with the following legend:
     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED OR TRANSFERRED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND DEPOSITARY, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER, DISTRIBUTION OR TRANSFER.
     Segregation of ADSs: So long as such restricted ADSs represent “restricted securities” as defined in Rule 144 promulgated under the Securities Act, the depositary shall request the custodian to hold the underlying restricted shares to be evidenced by the restricted ADSs in an account or accounts that are segregated and separate from any other account or accounts in which other shares of our company may be held. At such time as the restricted ADSs shall no longer be so restricted and our shares represented thereby may be deposited under the deposit agreement, we will be required to ensure that the custodian receives a new share certificate or certificates representing the number of our shares previously represented by restricted ADSs and a certified share extract with respect thereto. The depositary is not responsible if and to the extent the custodian refuses such request and no such request need be made if it will involve additional cost or expense to the depositary. To the extent the fees charged by the custodian increase in any way as a result of the issuance of the restricted ADSs, the depositary may pass along the increased amount to the holders of restricted ADSs in any manner in which the depositary is permitted to charge fees or seek reimbursement of expenses under the deposit agreement.
     Lack of Fungibility: The restricted ADSs are not fungible with the fully transferable ADSs issued and outstanding under the deposit agreement. The restricted ADSs will not be fungible with the fully transferable ADSs outstanding under the deposit agreement as long as the restricted ADSs and the restricted shares represented thereby are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act or are otherwise subject to restrictions on transfer.
Debt Securities
     We may issue series of debt securities, which may include debt securities convertible into ordinary shares represented by ADSs. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.
     The debt securities offered by this prospectus may be secured or unsecured, and may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus will be issued under an indenture between us and The Bank of New York Mellon, as trustee. The indenture will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.
     The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.
     We may issue an unlimited amount of debt securities under the indenture, which may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the terms of the debt securities, including the following:

     •       the title of the debt securities;
     •       the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;
     •       any limit on the aggregate principal amount of the debt securities;
     •       the date or dates on which we will pay the principal on the debt securities;
     •       the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest and the right, if any, to extend the maturity of the debt securities, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;
     •       the place or places where the principal of, premium, and interest on the debt securities will be payable;
     •       the terms and conditions upon which we may redeem the debt securities;
     •       any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;
     •       the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;
     •       the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;
     •       whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
     •       the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
     •       the currency of denomination of the debt securities;
     •       the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;
     •       if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;
     •       the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;
     •       any provisions relating to any security provided for the debt securities;
     •       any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;
     •       any addition to or change in the covenants described in the indenture with respect to the debt securities;
     •       whether the debt securities will be senior or subordinated and any applicable subordination provisions;
     •       a discussion of material income tax considerations applicable to the debt securities;
     •       any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and
     •       any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.
     We may issue debt securities that are exchangeable and/or convertible into our ordinary shares represented by ADSs. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of ordinary shares represented by ADSs or the number of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement. Neither the trustee nor the conversion agent will have any duty to verify calculations respecting conversions. All such calculations will be performed by us and our agents. Neither the trustee nor the conversion agent will have any liability for not verifying our calculations and they will be entitled to rely upon them.
     We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
     We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
     The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION
     We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:
•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
     In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
     Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
     Sale Through Underwriters or Dealers
     If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us or any selling security holder. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     If dealers are used in the sale of securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.
     Direct Sales and Sales Through Agents
     We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment.
     We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.
     Delayed Delivery Contracts
     If the applicable prospectus supplement indicates, we or any selling security holder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

     Market Making, Stabilization and Other Transactions
     Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we or any selling security holder uses in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.
     Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.
     Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
     Derivative Transactions and Hedging
     We, any selling security holder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.
     Loans of Securities
     We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.
     General Information
     Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

TAXATION
     Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.
ENFORCEABILITY OF CIVIL LIABILITIES
     We are an exempted limited liability company incorporated and existing under the laws of the Cayman Islands. We were incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange controls or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
     Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.
     We conduct substantially all of our current operations in China through our operating subsidiaries. All or most of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
     Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law, and Grandall Legal Group, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or China, respectively, would
•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China, respectively, against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
     Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that:
•	such courts had proper jurisdiction over the parties subject to such judgment;

•	such courts did not contravene the rules of natural justice of the Cayman Islands;

•	such judgment was not obtained by fraud;

•	the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands;

•	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and

•	there is due compliance with the correct procedures under the laws of the Cayman Islands.
     Grandall Legal Group has advised us that the PRC Civil Procedures Law contains provisions relating to recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between China and such other jurisdiction. There is, however, no such treaty between China and the United States or between China and the Cayman Islands.

LEGAL MATTERS
     The validity of the ADSs, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts or equity-linked securities offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Sidley Austin LLP, our special United States counsel. The validity of the ordinary shares, including ordinary shares represented by ADSs, preferred shares, debt securities, guarantees of debt securities, warrants, options or other rights, stock purchase contracts or equity-linked securities offered hereby, to the extent governed by the laws of the Cayman Islands, will be passed upon for us by Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law. Legal matters as to PRC law will be passed upon for us by Grandall Legal Group, our counsel as to PRC law.
EXPERTS
     The consolidated financial statements of LDK Solar Co., Ltd. as of December 31, 2007 and 2008, and for each of the years in the three-year period ended December 31, 2008 included in our report on Form 6-K filed on June 19, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included in our annual report on Form 20-F filed on May 22, 2009 have been incorporated by reference herein and in the registration statement, of which this prospectus forms a part, in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the 2008 consolidated financial statements refers to a change to reflect retrospective application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The offices of KPMG are located at the 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.
     The statements with respect to our corporate structure, risk relating to our company and our industry, risks relating to business operations in China, operating and financial review and prospects, business overview, including PRC government regulations incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2008 and the statements included in this prospectus under the caption “Enforceability of Civil Liabilities,” to the extent they constitute matters of PRC law, have been reviewed and confirmed by Grandall Legal Group, our PRC counsel, as experts in such matters, and are so incorporated by reference or included in this prospectus in reliance upon such review and confirmation. The offices of Grandall Legal Group are located at 31st Floor, Nan Zheng Building, 580 West Nanjing Road, Shanghai 200041, China.
     The statements with respect to operating and financial review and prospects and notes to our audited consolidated financial statements incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2008, to the extent they relate to the determination of fair value of our warrants, ordinary shares, preferred shares and stock options as described therein, have been reviewed and confirmed by Sallmanns (Far East) Limited, now merged into and known as Jones Lang LaSalle Sallmanns Limited, independent valuation firm, as experts in such matters, and are so incorporated by reference in this prospectus in reliance upon such review and confirmation. The offices of Jones Lang LaSalle Sallmanns Limited are located at 22nd Floor, Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong.
     The statements with respect to related party transactions on land use rights incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2008, to the extent they relate to the determination of fair market value of the land use rights, completed buildings and assets under construction we purchased from an entity controlled by Mr. Xiaofeng Peng, our chairman and chief executive officer, as described therein have been reviewed and confirmed by Shanghai Orient Real Estate Appraiser Co., Ltd., independent valuation firm, as experts in such matters, and are so incorporated by reference in this prospectus in reliance upon such review and confirmation. The offices of Shanghai Orient Real Estate Appraisal Co., Ltd. are located at 2nd Floor, 1279 Dingxi Road, Shanghai 200050, China.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.
     As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.
     In addition, for the benefit of the holders of our debt securities, we intend to provide the trustee with a copy of the reports we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act unless we file these reports with the SEC through its EDGAR database within the time periods for such filing under the Exchange Act. We also intend to furnish to the trustee copies of our annual report to shareholders and any other financial reports which we furnish to our shareholders and the SEC.

PART II
Information Not Required in Prospectus
Item 8. Indemnification of Directors and Officers
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
     Article 167 of our fourth amended and restated articles of association provide that we may indemnify our directors, secretary, officers, liquidator and trustees (if any) acting in relation to any of our affairs against all actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a fraudulent or dishonest manner or defaulted in any action against them.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the provisions contained in our fourth amended and restated memorandum and articles of association, the Cayman Islands law or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable as a matter of United States law.
Item 9. Exhibits
     See Exhibit Index beginning on page II-5 of this registration statement.
Item 10. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(7)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form F-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on June 19, 2009.

LDK SOLAR, CO., LTD.
By:	/s/ Xiaofeng Peng
	Name:	Xiaofeng Peng
	Title:	Chairman & CEO

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Xiaofeng Peng, Mr. Yonggang Shao and Mr. Jack Lai, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 19, 2009:

Signature	Title(s)

/s/ Xiaofeng Peng	Chairman & Chief Executive Officer
Xiaofeng Peng

/s/ Xingxue Tong	Director, President & Chief Operating Officer
Xingxue Tong

/s/ Liangbao Zhu	Director & Senior Vice President
Liangbao Zhu

/s/ Yonggang Shao	Director & Senior Vice President
Yonggang Shao

/s/ Gang Wang	Non-Executive Director
Gang Wang

/s/ Louis T. Hsieh	Independent Director
Louis T. Hsieh

/s/ Bing Xiang	Independent Director
Bing Xiang

/s/ Junwu Liang	Independent Director
Junwu Liang

/s/ Jack Lai	Executive Vice President,
Jack Lai	Chief Financial Officer & Representative in the United States

/s/ Qiqiang Yao	Vice President of Finance
Qiqiang Yao	& Principal Accounting Officer

Exhibit Index

Exhibit
Number		Description
1.1	*	Form of Underwriting Agreement

4.1		Specimen ordinary share certificate representing our ordinary shares, incorporated herein by reference to Exhibit 4.1 to our registration statement on Form F-1, as amended, filed with the SEC (File No. 333-142881)

4.2		Specimen American depositary receipt representing our ADSs, incorporated herein by reference to Exhibit (a) to our registration statement on Form F-6, as amended, filed with the SEC (File No. 333-142899)

4.3		Form of Deposit Agreement, incorporated herein by reference to our registration statement on Form F-6, as amended, filed with the SEC (File No. 333-142899)

4.4		Restricted Issuance Agreement, dated as of April 15, 2008, as supplement to the Deposit Agreement, incorporated herein by reference to Exhibit 4.3 to our registration statement on Form F-3 filed with the SEC (File No. 333-152009)

4.5		Form of Indenture, incorporated herein by reference to Exhibit 4.5 to our registration statement on Form F-3 filed with the SEC (File No. 333-153585)

4.6	*	Form of the note

5.1		Opinion of Conyers Dill & Pearman on the validity of the ordinary shares

5.2		Opinion of Sidley Austin LLP regarding the validity of the debt securities

21		Subsidiaries of the registrant, incorporated herein by reference to Exhibit 8 to our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC (File No. 001-33464)

23.1		Consent of KPMG

23.2		Consent of Shanghai Orient Real Estate Appraisal Co., Ltd.

23.3		Consent of Jones Lang LaSalle Sallmanns Limited

23.4		Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.5		Consent of Sidley Austin LLP (included in Exhibit 5.2)

23.6		Consent of Grandall Legal Group (Shanghai)

24.1		Power of attorney (included on signature page hereof)

25.1		Statement of eligibility of trustee on Form T-1

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

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